Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Friday, October 30, 2015

TFS FINANCIAL COMPLETES ANOTHER YEAR OF GROWTH AND STRONG EARNINGS

(Cleveland, OH - October 30, 2015) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2015.
The Company reported net income of $72.6 million for the fiscal year ended September 30, 2015, compared to net income of $65.9 million for the fiscal year ended September 30, 2014. The increase in net income was mainly due to the reduction in the loan loss provision. Due to increased recoveries of previously charged-off loans and improving asset quality, a negative provision for loan losses of $6.0 million was recorded during the three months ended September 30, 2015, resulting in a negative provision of $3.0 million for the fiscal year ended September 30, 2015. A provision for loan losses of $19.0 million was recorded for the fiscal year ended September 30, 2014. For the year, the decrease in the provision for loan losses plus an increase in the net gain on the sale of loans were partially offset by an increase in non-interest expenses. The Company reported net income of $23.0 million for the three months ended September 30, 2015, compared to net income of $15.9 million for the three months ended September 30, 2014, with similar individual variances between the two periods.
"Despite the fact housing growth remains sluggish, we are pleased to announce another strong year of earnings,” said Chairman and CEO Marc A. Stefanski. “One of the highlights this year was the launch of our homebuyer’s credit campaign. With more than $1 billion in new Smart Rate originations, our adjustable rate portfolio is about 40% of our first mortgage loan portfolio, and has contributed to our healthy growth this year. Thanks to the hard work of our associates, and the continued support of our customers, shareholders and communities we serve, Third Federal is once again celebrating sunshine and blue skies.”
Net interest income was higher for the three months ended September 30, 2015, as compared to the three months ended September 30, 2014, as the increase in interest income in the current period exceeded the increase in interest expense. For the fiscal year, net interest income was slightly lower in the current year than the previous year due to the increase in interest expense exceeding the increase in interest income. Interest income was higher for both the three months and fiscal year ended September 30, 2015, due to an increase in the balance of interest-earning assets (mainly loans) offsetting the lower yields received on those assets. The average cost of our interest-bearing liabilities is lower in the current year, but an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics, also tempered the decline in the average cost of interest-bearing liabilities. A strategy to increase net income, which was implemented at the beginning of the current fiscal year, was utilized mainly during the first six months of the fiscal year but, due to reduced effectiveness in increasing net income, was used less frequently during the last six months. The strategy involves borrowing, on an overnight basis, approximately $1 billion of additional funds from the FHLB. The proceeds of the borrowing, net of the required investment in FHLB stock, are deposited at the Federal Reserve. The essentially risk-free strategy serves to increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. The strategy, other than the increased investment in FHLB stock, was not utilized at year end, but remains an option, dependent on market rates, to be utilized in the future. Net interest income was $68.0 million for the quarter ended September 30, 2015 and $66.7 million for the quarter ended September 30, 2014. Net interest income decreased $1.3 million, or 1.1%, to $270.1 million for the fiscal year ended September 30, 2015 from $271.4 million for the fiscal year ended September 30, 2014. The interest rate spread was 2.07% for the quarter ended September 30, 2015 and 2.16% for the quarter ended September 30, 2014. The interest rate spread for the fiscal year ended September 30, 2015 was 2.03% compared to 2.26% for the prior year. The net interest margin for the quarter ended September 30, 2015 was 2.21% compared to 2.34% for the quarter ended September 30, 2014. The net interest margin for the fiscal year ended September 30, 2015 was 2.17% as compared to 2.42% for the fiscal year ended September 30, 2014.
The Company continues to experience improving loan performance metrics and has recently seen elevated levels of recoveries of previously charged-off loans. Recoveries of $5.1 million in the three months ended September 30, 2015, $9.2 million in the last six months, and $14.5 million for the fiscal year ended September 30, 2015, contributed to a lower provision for loan losses and net charge-offs for both the current three months and fiscal year as compared to last year. Recoveries were $9.8 million during the fiscal year ended September 30, 2014. The Company recorded a negative provision for loan losses of $6.0 million for the three months ended September 30, 2015 compared to a provision of $4.0 million for the three months ended September 30, 2014. The Company recorded a negative provision for loan losses of $3.0 million for the fiscal year ended September 30, 2015 compared to a provision of $19.0 million for the fiscal year ended September 30, 2014. The Company reported $6.8 million of net loan charge-offs for the fiscal year ended September 30, 2015 compared to $30.2 million for the fiscal year ended September 30, 2014. Of the $6.8 million of net charge-offs in the current fiscal year, effectively all of which occurred in the first six months of the fiscal year, $1.5 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $3.6 million occurred in the equity loans and lines of credit portfolio and $1.9 million occurred in the Home Today portfolio. The allowance for loan losses was $71.6 million, or 0.64% of total loans receivable, at September 30, 2015, compared to $81.4 million, or 0.76% of total loans receivable, at September 30, 2014. Due to recoveries exceeding charge-offs, the Company reported $0.7 million of net recoveries of previously charged-off loans for the three months ended September 30, 2015 compared to $5.1 million of net charge-offs for the three months ended September 30, 2014. Of the $0.7 million of net recoveries, $0.6 million of net recoveries occurred in the residential core portfolio, $0.5 million of net recoveries occurred in the equity loans and lines of credit portfolio and $0.4 million of net charge-offs occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $135.7 million at September 30, 2015 and $154.2 million at September 30, 2014.

Non-accrual loans decreased $28.7 million to $106.8 million, or 0.95% of total loans, at September 30, 2015 from $135.5 million, or 1.27% of total loans, at September 30, 2014. The $28.7 million decrease in non-accrual loans for the fiscal year ended September 30, 2015 consisted of a $17.1 million decrease in the residential core portfolio; a $4.7 million decrease in the equity loans and lines of credit portfolio; a $7.4 million decrease in the Home Today portfolio; and a $0.4 million increase in the construction portfolio.
Total loan delinquencies decreased $27.5 million to $65.5 million, or 0.58% of total loans receivable, at September 30, 2015 from $93.0 million, or 0.87% of total loans receivable, at September 30, 2014. The real estate owned portfolio decreased $4.3 million, or 20%, to $17.5 million at September 30, 2015 from $21.8 million at September 30, 2014.
Total troubled debt restructurings decreased $8.2 million at September 30, 2015, to $178.3 million from $186.4 million at September 30, 2014. Of the $178.3 million of troubled debt restructurings recorded at September 30, 2015, $101.9 million was in the residential core portfolio, $22.4 million was in the equity loans and lines of credit portfolio and $53.9 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $70.5 million at September 30, 2015 and $79.5 million at September 30, 2014.
Total non-interest expenses increased $12.5 million to $188.0 million for the fiscal year ended September 30, 2015 from $175.5 million for the fiscal year ended September 30, 2014, with increases in marketing and compensation being the main reasons. The increase in marketing costs was a result of increased marketing efforts to support loan growth. Compensation increases reflect normal salary and bonus increases, higher medical costs and the effect of the Company's higher stock price on equity-based compensation.
Total assets increased by $575.3 million, or 5%, to $12.38 billion at September 30, 2015 from $11.80 billion at September 30, 2014. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with an increase in FHLB stock.
The combination of cash and cash equivalents and investment securities decreased $9.8 million, or 1%, to $740.4 million at September 30, 2015 from $750.3 million at September 30, 2014. However, the average balance of interest-earning cash equivalents for the fiscal year ended September 30, 2015 was $851.0 million, compared to $217.9 million at September 30, 2014, reflecting the larger investment balance maintained part of the year in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $552.1 million, or 5%, to $11.19 billion at September 30, 2015 from $10.64 billion at September 30, 2014. Residential core mortgage loans, including those held for sale, increased $629.3 million during the fiscal year ended September 30, 2015, while the equity loans and lines of credit portfolio decreased $71.7 million. Total first mortgage loan originations were $2.34 billion for the fiscal year ended September 30, 2015, of which 44% were adjustable rate mortgages and 28% were fixed-rate mortgages with terms of 10 years or less. New loan originations increased in part as a result of Third Federal’s home buyer’s credit program, introduced in March of this year. The program offered customers a $1,000 credit for closing on a purchase mortgage and applied to all Third Federal purchase mortgages in Ohio and Florida, including both fixed and adjustable-rate first mortgages. During the fiscal year ended September 30, 2015, loan sales of $160.1 million were completed, consisting of $132.6 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under an existing contract and $27.5 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $4.5 million. During the fiscal year ended September 30, 2014, loan sales of $76.0 million were completed, consisting of $51.3 million of fixed-rate first mortgage loans to Fannie Mae and $24.7 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $2.0 million.

FHLB stock increased $29.1 million, or 72%, to $69.5 million at September 30, 2015 from $40.4 million at September 30, 2014, as a result of the increased investment requirement related to the strategy to increase net income discussed earlier.
Deposits decreased $368.0 million, or 4%, to $8.29 billion at September 30, 2015 from $8.65 billion at September 30, 2014. The decrease in deposits was the result of a $51.0 million decrease in our savings accounts, a $4.1 million increase in our checking accounts, and a $321.6 million decrease in our certificates of deposit ("CDs") for the year ended September 30, 2015. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $520.1 million and $356.7 million of brokered CDs at September 30, 2015 and September 30, 2014, respectively.
Borrowed funds, all from the FHLB, increased $1.03 billion, to $2.17 billion at September 30, 2015 from $1.14 billion at September 30, 2014. This increase reflects a combination of an additional $600.3 million of mainly four- to five-year term advances and an additional $444.0 million of overnight advances, offset by other principal repayments, as a combination of loan growth, share repurchases and reduced deposits led to increased cash demands. The average balance of borrowed funds for the fiscal year ended September 30, 2015 was $2.31 billion, reflecting not only the higher ending balance, but also the larger borrowing balance maintained during a portion of the period in connection with the strategy to increase net income discussed earlier.
Total shareholders' equity decreased $110.1 million to $1.73 billion at September 30, 2015 from $1.84 billion at September 30, 2014. Activity reflects $72.6 million of net income in the current fiscal year reduced by $172.4 million of repurchases of outstanding common stock, four quarterly dividends totaling $19.5 million, and a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. During the quarter ended September 30, 2015, a total of 2,795,450 shares of our common stock were repurchased at an average cost of $16.95 per share. A total of 11,275,950 shares were repurchased at an average cost of $15.29 per share during the fiscal year ended September 30, 2015. At September 30, 2015, there were 8,110,000 shares remaining to be purchased under the Company's seventh repurchase program. The Company declared and paid a quarterly dividend of $0.07 per share during each of the first three fiscal quarters and a quarterly dividend of $0.10 per share during the quarter ended September 30, 2015. As a result of mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 78% of the outstanding stock of the Company, waived the receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of an August 5, 2015 member vote, the MHC has the approval to waive the receipt of up to a total of $0.30 per share of future possible dividends from the Company over the three quarterly periods ending June 30, 2016.
Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At September 30, 2015 all capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.92% and the total capital ratio was 22.89%.  Additionally, the Common Equity Tier 1 and Tier 1 ratios were each 23.54% and the total capital ratio was 24.51% for the Company.
The Company has received the non-objection of its regulators for the Association to pay a special dividend of $150 million to the Company representing a return of the voluntary $150 million contribution made by the Company to the Association in October 2010. This special dividend will be made in the future as the funds are needed by the Company. Because of its intercompany nature, this future dividend payment will have no impact on the Company's capital ratios or its consolidated statement of condition, but will reduce the Association's reported capital ratios.
Presentation slides as of September 30, 2015 will be available on the Company's website, www.thirdfederal.com under the Investor Relations link under the "About Us" tab, beginning October 30, 2015. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2015, the Company’s assets totaled $12.38 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2015	September 30, 2014
ASSETS
Cash and due from banks	$22,428	$26,886
Interest-earning cash equivalents	132,941	154,517
Cash and cash equivalents	155,369	181,403
Investment securities available for sale (amortized cost $582,091 and $570,549, respectively)	585,053	568,868
Mortgage loans held for sale, at lower of cost or market ($0 and $4,570 measured at fair value, respectively)	116	4,962
Loans held for investment, net:
Mortgage loans	11,245,557	10,708,483
Other loans	3,468	4,721
Deferred loan expenses (fees), net	10,112	(1,155)
Allowance for loan losses	(71,554)	(81,362)
Loans, net	11,187,583	10,630,687
Mortgage loan servicing assets, net	9,988	11,669
Federal Home Loan Bank stock, at cost	69,470	40,411
Real estate owned	17,492	21,768
Premises, equipment, and software, net	57,187	56,443
Accrued interest receivable	32,490	31,952
Bank owned life insurance contracts	195,861	190,152
Other assets	67,882	64,880
TOTAL ASSETS	$12,378,491	$11,803,195
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,285,858	$8,653,878
Borrowed funds	2,168,627	1,138,639
Borrowers’ advances for insurance and taxes	86,292	76,266
Principal, interest, and related escrow owed on loans serviced	49,493	54,670
Accrued expenses and other liabilities	58,851	40,285
Total liabilities	10,649,121	9,963,738
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 290,882,379 and 301,654,581 outstanding at September 30, 2015 and September 30, 2014, respectively	3,323	3,323
Paid-in capital	1,707,629	1,702,441
Treasury stock, at cost; 41,436,371 and 30,664,169 shares at September 30, 2015 and September 30, 2014, respectively	(548,557)	(379,109)
Unallocated ESOP shares	(61,751)	(66,084)
Retained earnings—substantially restricted	641,791	589,678
Accumulated other comprehensive loss	(13,065)	(10,792)
Total shareholders’ equity	1,729,370	1,839,457
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,378,491	$11,803,195

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2015	2014	2015	2014
INTEREST INCOME:
Loans, including fees	$93,179	$91,579	$369,302	$363,409
Investment securities available for sale	2,250	2,482	9,571	9,212
Other interest and dividend earning assets	993	503	4,604	2,063
Total interest and dividend income	96,422	94,564	383,477	374,684
INTEREST EXPENSE:
Deposits	22,627	24,744	93,526	93,178
Borrowed funds	5,815	3,088	19,824	10,073
Total interest expense	28,442	27,832	113,350	103,251
NET INTEREST INCOME	67,980	66,732	270,127	271,433
PROVISION FOR LOAN LOSSES	(6,000)	4,000	(3,000)	19,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	73,980	62,732	273,127	252,433
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,874	2,228	7,972	9,266
Net gain on the sale of loans	1,182	486	4,519	2,031
Increase in and death benefits from bank owned life insurance contracts	2,232	1,633	7,324	6,439
Other	998	1,231	4,445	4,164
Total non-interest income	6,286	5,578	24,260	21,900
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,692	22,953	95,638	90,333
Marketing services	2,519	4,151	19,904	14,256
Office property, equipment and software	5,532	5,180	22,048	20,694
Federal insurance premium and assessments	2,780	2,415	11,135	9,911
State franchise tax	1,514	1,587	5,914	6,503
Real estate owned expense, net	2,717	2,369	9,705	9,337
Other operating expenses	5,617	6,182	23,648	24,442
Total non-interest expense	45,371	44,837	187,992	175,476
INCOME BEFORE INCOME TAXES	34,895	23,473	109,395	98,857
INCOME TAX EXPENSE	11,872	7,622	36,804	32,966
NET INCOME	$23,023	$15,851	$72,591	$65,891

Earnings per share—basic and diluted	$0.08	$0.05	$0.25	$0.22
Weighted average shares outstanding
Basic	286,031,887	296,342,983	289,935,861	298,974,062
Diluted	288,529,026	298,422,616	292,210,417	300,556,767

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$480,096	$300	0.25%	$167,047	$99	0.24%
Investment securities	2,008	6	1.20%	2,028	7	1.38%
Mortgage-backed securities	572,577	2,244	1.57%	552,461	2,475	1.79%
Loans (1)	11,153,883	93,179	3.34%	10,655,437	91,579	3.44%
Federal Home Loan Bank stock	69,470	693	3.99%	40,411	404	4.00%
Total interest-earning assets	12,278,034	96,422	3.14%	11,417,384	94,564	3.31%
Noninterest-earning assets	322,410			318,660
Total assets	$12,600,444			$11,736,044
Interest-bearing liabilities:
NOW accounts	$993,126	$340	0.14%	$996,611	$355	0.14%
Savings accounts	1,617,299	751	0.19%	1,670,270	799	0.19%
Certificates of deposit	5,745,440	21,536	1.50%	6,007,956	23,590	1.57%
Borrowed funds	2,315,740	5,815	1.00%	1,030,708	3,088	1.20%
Total interest-bearing liabilities	10,671,605	28,442	1.07%	9,705,545	27,832	1.15%
Noninterest-bearing liabilities	171,629			164,330
Total liabilities	10,843,234			9,869,875
Shareholders’ equity	1,757,210			1,866,169
Total liabilities and shareholders’ equity	$12,600,444			$11,736,044
Net interest income		$67,980			$66,732
Interest rate spread (2)(3)			2.07%			2.16%
Net interest-earning assets (4)	$1,606,429			$1,711,839
Net interest margin (2)(5)		2.21%			2.34%
Average interest-earning assets to average interest-bearing liabilities	115.05%			117.64%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Fiscal Year Ended September 30, 2015			Fiscal Year Ended September 30, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$851,047	$2,206	0.26%	$217,928	$554	0.25%
Investment securities	2,015	25	1.24%	3,759	28	0.74%
Mortgage-backed securities	572,232	9,546	1.67%	499,083	9,184	1.84%
Loans (1)	10,951,984	369,302	3.37%	10,435,065	363,409	3.48%
Federal Home Loan Bank stock	67,360	2,398	3.56%	38,951	1,509	3.87%
Total interest-earning assets	12,444,638	383,477	3.08%	11,194,786	374,684	3.35%
Noninterest-earning assets	319,063			311,078
Total assets	$12,763,701			$11,505,864
Interest-bearing liabilities:
NOW accounts	$995,736	$1,371	0.14%	$1,019,909	$1,442	0.14%
Savings accounts	1,636,093	3,045	0.19%	1,756,608	3,420	0.19%
Certificates of deposit	5,836,053	89,110	1.53%	5,695,063	88,316	1.55%
Borrowed funds	2,312,977	19,824	0.86%	974,644	10,073	1.03%
Total interest-bearing liabilities	10,780,859	113,350	1.05%	9,446,224	103,251	1.09%
Noninterest-bearing liabilities	184,587			186,777
Total liabilities	10,965,446			9,633,001
Shareholders’ equity	1,798,255			1,872,863
Total liabilities and stockholders’ equity	$12,763,701			$11,505,864
Net interest income		$270,127			$271,433
Interest rate spread (2)			2.03%			2.26%
Net interest-earning assets (3)	$1,663,779			$1,748,562
Net interest margin (4)		2.17%			2.42%
Average interest-earning assets to average interest-bearing liabilities	115.43%			118.51%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.